EXHIBIT 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


June 17, 2002



Dear Sir/Madam:



We have read Young Innovations, Inc.'s Item 4 included in the Form 8-K dated June 17, 2002 to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.



Very truly yours,



Arthur Andersen LLP

copy to: Mr. Arthur L. Herbst, Executive Vice President and Chief Financial Officer